Exhibit 10.34

BOLDFACE licensing + branding

LICENSE AGREEMENT

LICENSOR:	LICENSEE:
Pez-Mar, Via Mar Productions Inc. (“Licensor”) f/s/a Mario Lopez (“Artist”)	BOLDFACE licensing + branding (“Licensee”)
Address: * Fax No.:	Address: 1309 Pico Blvd. Suite #A Santa Monica, CA 90405 Attention: President Fax No.:
Wire Transfer Instructions: Account Name: Bank: Routing # Account #

BUSINESS TERMS

1.	Effective Date: July 11, 2012.

2.
Licensed Marks: “Licensed Mark(s)” shall mean “Mario Lopez”, “Mario Lopez Rated M”, “Mario Lopez Malo” (collectively, the “Identified Marks”), or other mutually agreed upon marks owned by, or applied for by or on behalf of, Licensor as designated in writing by the parties. Notwithstanding any other provision herein contained, the parties acknowledge that Licensor is in the process of applying for U.S. trademark registration of the Identified Marks in the categories of the Licensed Products and Restricted Products, and no representations and warranties are made with respect to the trademark status of the Identified Marks in such categories.

3.
Licensed Products: “Licensed Products” shall mean, collectively, men’s fragrance, women’s fragrance, the Restricted Products, and any other toiletries or grooming accessories containing, bearing or otherwise displaying the Licensed Mark(s) agreed to in writing by Licensor and Licensee. “Restricted Products” shall mean deodorant, after shave, shave cream, bath gel, body wash, body sprays, body lotions, body creams. Notwithstanding anything to the contrary contained in this Section 3, if: (a) Licensee shall have failed to deliver digital representations of the proposed packaging and branding of any category of the Restricted Products by May 11, 2013, or (b) Licensee shall have failed to design, develop and present to Licensor for its approval any category  of Restricted Products on or prior to December 31, 2013, then, in either case, Licensor shall have the right to rescind the license granted herein only insofar as it relates to such category of Restricted Products. Licensee further agrees that if Licensee abandons its development or commercial exploitation of any category of Restricted Products during the Term (as defined below), then Licensee shall give prompt written notice thereof to Licensor and such category of Restricted Product shall automatically cease to be included in the definition of “Restricted Products.”

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.	Territory: The United States and its territories and possessions, including Puerto Rico and military bases abroad, Canada, Mexico, and “duty-free” zones and shops.

5.
Channels of Distribution: Traditional retail (i.e., “brick and mortar”), Internet and wireless, catalog, television (including, without limitation, home shopping), and any other channels of distribution agreed to in writing by Licensor and Licensee.

6.
Term: The term of this Agreement shall commence on the date hereof and, unless terminated in accordance with Section 6 of the Terms and Conditions or extended as described below, shall expire on the last day of Contract Year Three (the “Term”). The Term may be extended or renewed only upon mutual agreement of the parties.

a.	Contract Year One: *
b.	Contract Year Two: *
c.	Contract Year Three: *

7.
Royalty Rate: Licensee agrees to pay to Licensor a royalty of *% of Net Sales (the “Royalty”). For purposes of this Agreement, “Net Sales” means the actual gross sales price (exclusive of any sales or use taxes) invoiced by Licensee (“GSP”) during the term or any Sell-Off Period (as defined in Section 6.5 of the Terms and Conditions) on all wholesale shipments of Licensed Products by Licensee or any of Licensee’s affiliated, associated or subsidiary companies (collectively, “Affiliates”), less only amounts credited for returns, exchanges, reasonable advertising allowances (but only to the extent not already factored into the GSP), and allowances for uncollectible accounts.

a.
Advance: As an inducement for Licensor to enter into this Agreement, Licensee agrees to pay Licensor (i) * no later than fourteen (14) days after the date hereof, and (ii) within one hundred eighty (180) days after the date of this Agreement an additional *. The amounts referred to in clauses (i) and (ii) are collectively referred to herein as the “Advance.” The Advance shall be a non-refundable advance against the Royalties payable pursuant to this Agreement and shall be recoupable as follows: * shall be recouped out of the Guaranteed Minimum Royalty payable with respect to Contract Year 1, * shall be recouped out of the Guaranteed Minimum Royalty payable with respect to Contract Year 2, and the balance shall be recouped out of the Guaranteed Minimum Royalty payable with respect to Contract Year 3, as set forth below. Without limiting the generality of Licensor’s termination rights stated elsewhere in this Agreement, if either (x) Licensee elects not to use any of the Identified Marks on the Licensed Products or (y) Licensor and Licensee are unable, after mutual good faith efforts, to agree upon any Licensed Marks, in either case, by September 15, 2012, then Licensor shall have the right to terminate this Agreement without any obligation to refund any amounts payable to it by such date.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

b.	Guaranteed Minimum Royalties: During the Term, Licensee shall pay to Licensor the Guaranteed Minimum Royalties opposite the respective Contract Years:

Contract Year	Guaranteed Minimum Royalty
1	*
2	*
3	*

There shall be no cross-collateralization between Contract Years for purposes of computing Royalties payable (i.e., each Contract Year shall represent a separate accounting period for purposes of determining whether the applicable Guaranteed Minimum Royalties have been exceeded for the applicable Contract Year, and there shall be no carrying forward of unearned Royalties from one Contract Year into the succeeding Contract Year).

c.	Timely Payment: Timely payment in full to Licensor of the amounts set forth in this paragraph 7 is of the essence hereof.

8.
Additional Terms: During the Term, Licensor will cause Artist to participate in the promotion and marketing of the Licensed Products, with the following commitments being the minimum requirements during each Contract Year:

a.
Artist shall participate in up to * marketing days and * photo shoot days, in each case, up to * per day (inclusive of grooming, wardrobe and breaks), at times and locations mutually agreed upon in writing by Licensor and Licensee;

b.	Artist shall personally provide * per month through his certified * account;

c.	Artist shall personally place * posts per month on his certified *;

d.
Artist shall use commercially reasonable efforts, when reasonably possible and appropriate, as determined by Artist in his reasonable discretion, to promote the Licensed Products during any interview or appearance Artist grants or makes in any media format existing as of the date of this Agreement, including, without limitation, print, television, radio, satellite, mobile, Internet, and any other media format that is conceived of or implemented after the date of this Agreement.

e.
Artist shall market and promote the Licensed Products each month on * in accordance with a monthly promotional calendar mutually approved by Licensor and Licensee prior to the end of the immediately preceding month.

f.	Artist shall use his celebrity status to promote and maximize the sales of the Licensed Products.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Licensee shall cause any and all communications that it prepares on behalf of Artist, whether for speaking, print or via the Internet, including without limitation, via social media platforms (e.g., Facebook and Twitter), to be in compliance with the Federal Trade Commission’s “Guides Concerning the Use of Endorsements and Testimonials in Advertising,” as the same may be amended from time to time. Furthermore, Licensee shall provide Licensor with written guidelines (“Licensee Guidelines”) for social media communications that Licensor or Artist posts or transmits without the involvement or approval of Licensee (“Artist Communications”). Licensee shall not have any liability for any Artist Communications that do not comply with the Licensee Guidelines (a “Noncompliant Communication”), and shall defend, indemnify and hold Licensee, its affiliates and their respective officers, directors, stockholders, employees, agents, representatives, successors and assigns harmless from and against any and all demands, claims, liabilities, suits, proceedings, damages, losses, judgments and settlements and all related costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, arising directly or indirectly from any Noncompliant Communications.

9.
Advertising Commitment by Licensor: Licensee agrees to budget for, after meaningful consultation with Licensor, and pay towards the unaffiliated third-party advertising, promotion and marketing of the Licensed Products for each Contract Year, commencing in Contract Year One, the following amounts: Contract Year One — at least *; each Contract Year thereafter — an amount equal to at least *% of the GSP of the prior Contract Year.

10.
General: This Agreement consists of the Business Terms set forth above and the attached Terms and Conditions (collectively, this “Agreement”). This Agreement is the entire agreement between the parties hereto and supersedes all previous and contemporaneous agreements, communications and course of dealings between the parties regarding the subject matter hereof.  The Business Terms shall control in the event of a conflict or inconsistency with any of the provisions of the Terms and Conditions. The parties agree to be bound by the terms of this Agreement and each party has caused this Agreement to be signed by its duly authorized representative.

Pez-Mar, Via Mar Productions Inc.		BOLDFACE licensing + branding, a Nevada corporation

By:	/s/ Mario Lopez	By:	/s/ Nicole Ostoya
Name:	Mario Lopez	Name:	Nicole Ostoya
Title:	President	Title:	President
Date:	6/11/12	Date:	6/11/12

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

TERMS AND CONDITIONS

1.
License. Subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, the exclusive right and license to use the Licensed Mark(s) on or in connection with the design, manufacture, production, packaging, shipping, distribution, marketing, advertising, promotion and sale within the Territory of the Licensed Products within the Channels of Distribution. This license is sub-licensable as provided in Section 10 of the Terms and Conditions.

2.	Quality Control.

2.1
Goodwill. It is the intent of the parties hereto to establish, through the performance of this Agreement, prestige and goodwill and recognition in the minds of the public with respect to the Licensed Mark(s) and, therefore, it is of great importance to each party that high quality standards and reputation be established in the Licensed Mark(s) and maintained in the manufacture, marketing, distribution and sale of the Licensed Products. Accordingly, all Licensed Products manufactured by or on behalf of the Licensee shall be of high quality and workmanship. Accordingly, Licensee agrees to conform at all times to such standards as Licensor may reasonably direct, from time to time, including, but not limited to, standards relating to the design, manufacturing, packaging, advertising and promotion of the Licensed Products. Licensee shall not knowingly take any action which may be reasonably expected to damage the reputation of Licensor or which diminishes and/or tarnishes the image and/or reputation of the Licensed Mark(s).

2.2
Approvals. In furtherance of maintaining Licensor’s high quality standards for the Licensed Mark(s), all products, all labels, packaging or advertising materials, including, without limitation, point of purchase advertising, bearing the Licensed Mark(s) or Artist’s image or likeness or any other personal attributes of Artist (the “Persona”), and all of the Licensed Products shall be subject to Licensor’s prior written approval, not to be unreasonably withheld, delayed or conditioned. Licensee shall work with personnel from Licensor and its affiliates in performing product design and quality control functions, and Licensor hereby designates Mr. Mark Schulman as the Licensor’s primary point of contact for approvals under this Agreement. Licensee shall not commence the advertising, marketing, promotion, distribution, sale, offer for sale or exhibition of any Licensed Product not approved in advance by Licensor in writing (including email) and any violation of the foregoing shall be deemed a material breach of this Agreement by Licensee. Licensor shall approve or reject all submissions within ten (10) business days after Licensor’s receipt. If Licensor does not notify Licensee of its approval or disapproval within such ten (10) day period, such submission shall be deemed to have been approved by Licensor. Licensor’s approval of a submission by Licensee shall not constitute a representation, warranty, agreement or certification of any kind by Licensor. Subsequent use of any previously approved submission shall not require any new approval by Licensor.

(i)
Designs. Licensee shall submit to Licensor, for Licensor’s approval, designs for all Licensed Products and all artwork, including the artwork to be used for labels, packaging materials, advertising, publicity and promotional materials for the Licensed Products. Licensee shall not publicly display any Licensed Product design or artwork that has not been approved in advance by Licensor. Licensee hereby represents, warrants and covenants that the fragrance formula (i.e., the “juice”) shall be exclusive to the Licensed Products.

(ii)
Samples. Licensee shall provide Licensor, for Licensor’s approval, prototypes and pre-production samples of all Licensed Products, labeling and packaging during the Term. Licensee shall not publicly display any Licensed Product for which a sample has not been approved in advance by Licensor. In addition, Licensee shall provide Licensor, for Licensor’s prior approval, samples of all advertising, publicity and marketing materials to be utilized by Licensee in connection with the Licensed Products. Licensee shall maintain the quality of the Licensed Products and all advertising, publicity and marketing materials approved by Licensor consistent with the approved sample, and Licensee shall not materially depart from such quality and consistency without Licensor’s prior written approval.

3.	Intellectual Property Rights.

3.1	Ownership.

(i)
Licensee acknowledges that, as between the parties, the Persona, Licensed Mark(s) and all marks derivative of the Licensed Mark(s) (“Derivative Marks”) are and shall be owned solely and exclusively by Licensor. Licensee agrees that it will not attack or contest the validity of Licensor’s ownership of the Persona or any Licensed Mark(s) or Derivative Marks. Licensee hereby acknowledges and agrees that, except as set forth herein, Licensee has no rights, title or interest in or to the Persona, Licensed Mark(s) or Derivative Marks and that all use of the Persona, Licensed Mark(s) and Derivative Marks by Licensee shall inure to the benefit of Licensor.

(ii)
Licensor acknowledges that, as between the parties, the product formulas, chemical and formulaic characteristics of the fragrance and any other tangible or intangible embodiments of the Licensed Products (e.g., the scent, color, concentration and other characteristics of the fragrance or other products) and any bottles, stoppers and pumps used in connection with the Licensed Products developed by or at the direction of Licensee (collectively, the “Licensee IP”) are and shall be owned solely and exclusively by Licensee during the Term. Licensor agrees that it will not attack or contest the validity of Licensee’s ownership of any Licensee IP in accordance with the terms of this Agreement. Licensor hereby acknowledges and agrees that, except as set forth herein, Licensor has no rights, title or interest in or to any Licensee IP and that all use of the Licensee IP in connection with the Licensed Products shall inure to the benefit of Licensee. Notwithstanding the foregoing, any and all packaging materials (including, without limitation, the bottle and stopper) and advertising materials featuring the Persona used in connection with the Licensed Products shall be the sole property of Licensor at all times after the Term, and all other aspects of the Licensee IP shall remain the sole property of Licensee at all times after the Term.

3.2
Trademark Notices Policy. Licensee shall prominently display on all Licensed Products, labels, packaging material, and in all advertising and promotional materials using the Licensed Mark(s), such trademark notices as Licensor shall designate, including “®” or “TM” symbols as appropriate, denoting United States trademark registration or common law rights, respectively.

3.3
Infringement by Licensed Mark(s). Licensor represents, warrants and covenants that (i) it has all rights necessary to enter into this Agreement and grant the rights to Licensee granted herein, (ii) it owns each of the Identified Marks and will own each of the other Licensed Mark(s), (iii) it has caused applications for federal registrations of each of the Identified Marks to be filed with the US Patent and Trademark Office, and (iv) none of the Licensed Mark(s) will infringe any trademark or other rights of any third party. Licensee shall promptly notify Licensor of any legal action that is instituted against Licensee relating to Licensee’s use of any of the Licensed Mark(s).

3.4
Third Party Infringement. Each party shall promptly notify the other party in writing of any counterfeiting of the Licensed Products or infringement of the Licensed Mark(s), or any diversion of the Licensed Products from the applicable Channels of Distribution or the Territory, of which such party becomes aware. Licensee shall reasonably cooperate with Licensor, at Licensor’s sole cost and expense, to the extent commercially reasonable, to protect and defend the Licensed Mark(s). Licensor will obtain and maintain trademark registrations for the Licensed Mark(s) for the Licensed Products within the Territory and use commercially reasonable efforts to protect and defend the Licensed Mark(s) with respect to the Licensed Products. Licensee shall have the right, but not any obligation, to take any action including instituting legal action or taking other actions which it deems necessary in its sole and absolute discretion to protect its interest in the Licensed Products. Licensor shall reasonably cooperate with and assist Licensee in any such action. Notwithstanding anything in this Section 3.4 to the contrary, if Licensor elects to defend or initiate an action regarding the Licensed Mark(s) or Persona (as the Persona relates to the Licensed Products), then Licensee may participate in such defense or action at its own cost.

4.	Royalty Payments and Accounting.

4.1
Royalty Payments. All payments by Licensee hereunder shall be made in U.S. dollars by wire transfer to Licensor in accordance with the instructions set forth on the first page of this Agreement or by such other method of payment as Licensor may designate from time to time, and shall be made simultaneously with the delivery of the royalty statements described in Section 4.3 of these Terms and Conditions.

4.2
Books and Records. Licensee shall keep true and accurate books of account and records covering all transactions relating to this Agreement and the license granted hereunder. Licensee shall keep such books of account and records available during the Term and for not less than three (3) years thereafter. To the extent that Licensor has reasonable inquiries regarding such books and records, Licensee shall use commercially reasonable efforts to promptly respond to such inquiries as soon as commercially practicable.

4.3
Royalty Statements. Within thirty (30) days following the last day of each calendar quarter during the Term, Licensee shall deliver to Licensor, whether or not any Licensed Products are sold, a complete and accurate written report with respect to the most recently ended quarter. The report shall set forth, for each of the Licensed Products sold during the quarter and with respect to each purchaser, the following information: (i) the number of units sold, (ii) the GSP of each unit sold, (iii) itemized deductions from the GSP, (iv) the number of units returned, and (v) the amount of Royalties payable by Licensee.

4.4
Audit. During the Term and for two (2) years thereafter, Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice, during normal business hours, to examine and copy such books of account and records and all other documents and materials in the possession or under the control of Licensee and its successors with respect to the information and reports to be maintained and/or provided by Licensee pursuant to this Agreement. Licensee shall promptly pay to Licensor the amount of any underpayment of any amount payable by Licensee hereunder revealed by such audit; provided, that in the event of any overpayment, Licensee shall have the right to set off such amount against future Royalty payments. The cost and expense of such examination shall be borne by Licensor, provided, however, that if the amount of any underpayment identified in such audit exceeds five percent (5%) of the amount of Royalties payable by Licensee during the period being audited (a “Material Underpayment”), then Licensee shall reimburse Licensor’s reasonable costs and expenses of the audit (in addition to the unpaid Royalties).

5.	Representations, Warranties and Covenants.

5.1	Licensor and Licensee each represent and warrant to the other that:

i.	It is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized;

ii.	It has the power and is duly authorized to enter into and perform this Agreement;

iii.	It has taken all necessary action to authorize the execution and delivery of this Agreement; and

iv.	It has not entered into any other agreement, and is not subject to any order, decree or ruling, which would prohibit it from performing its obligations under this Agreement.

5.2	Licensee covenants to Licensor that:

(i)
It will comply in all material respects with all applicable laws in connection with its performance under this Agreement and with all contracts with third parties respecting the Licensed Products and its activities hereunder;

(ii)
Its performance under this Agreement will not infringe on the intellectual property or other rights of any person; provided, that this covenant shall not apply to the Licensed Mark(s) and Persona, as those assets are the property of Licensor;

(iii)	The Licensed Products and packaging thereof will comply with applicable laws;

(iv)
Licensee shall cause any and all communications that it prepares on behalf of Licensor or Artist, whether for speaking, print or via the Internet, including without limitation, via social media platforms (e.g., Facebook and Twitter), to be in compliance with the Licensee Guidelines, and

(v)	Licensee will not test, and will not permit the testing of, any of the Licensed Products on animals.

6.	Term and Termination.

6.1
Termination by Licensor. Licensor shall have the right to terminate this Agreement (without prejudicing any of its other rights under this Agreement, at law or in equity) immediately upon written notice to Licensee if:

(i)	Licensee asserts any ownership or proprietary interest in the Licensed Mark(s) or contests Licensor’s ownership rights therein;

(ii)
Licensee (a) seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensee and not dismissed within sixty (60) days, (b) is declared insolvent, (c) makes an assignment for the benefit of creditors or (d) dissolves, is liquidated, ceases to do business in the ordinary course or otherwise terminates its business operations;

(iii)	A custodian, trustee or receiver is appointed for Licensee and is not discharged within thirty (30) days;

(iv)
Licensee or its principals or top management engage in conduct that brings Licensee into public disrepute, contempt, scandal or ridicule, or that shocks or offends a significantly sized group of the community;

(v)
Licensor provides three (3) or more Notices of Breach (as defined below) to Licensee relating to Licensee’s breach or default of the same provision(s) of this Agreement during any twelve (12) month period of the Term;

(vi)
Licensee materially breaches this Agreement and such breach is not curable by Licensee, as determined in good faith by Licensor, and Licensor provides written notice of such breach to Licensee in reasonable detail; or

(vii)	A Material Underpayment has occurred.

6.2
Termination by Licensee. Licensee shall have the right to terminate this Agreement (without prejudicing any of its other rights under this Agreement, at law or in equity) immediately upon written notice to Licensor if:

(i)	Licensor asserts any ownership or proprietary interest in the Licensee IP or contests Licensee’s ownership rights therein;

(ii)	Artist commits any act that results in an indictment or conviction of a felony, or results in a charge, indictment, or conviction of any misdemeanor involving a controlled substance;

(iii)	Artist engages in conduct that brings him into public disrepute, contempt, scandal or ridicule, or that shocks or offends a significantly sized group of the community;

(iv)
Licensee provides three (3) or more Notices of Breach (as defined below) to Licensor relating to Licensor’s breach or default of the same provision(s) of this Agreement during any twelve (12) month period of the Term; or

(v)
Licensor materially breaches this Agreement and such breach is not curable by Licensor, as determined in good faith by Licensee, and Licensee provides written notice of such breach to Licensor in reasonable detail;

6.3
Termination for Breach. This Agreement shall automatically terminate fifteen (15) days after written notice by either party to the other party of any breach or default by the other party in the performance of its obligations under this Agreement, other than those set forth in Section 6.1 or Section 6.2, as applicable, which shall include a detailed description of the breach or default (each, a “Notice of Breach”), unless such breach or default is cured within such fifteen (15) day period, provided that if the nature of the breach or default is such that it cannot reasonably be cured within such fifteen (15) day period, then the breaching party shall have an additional twenty (20) days to cure if such breaching party commences the cure within such fifteen (15) day period, or the breaching party represents to the non-breaching party’s satisfaction that the breaching party will commence the cure, and diligently pursues such cure to completion. If a material breach is timely cured, the non-breaching party’s Notice of Breach shall be withdrawn, except as it relates to Section 6.1(iv) or Section 6.2(iv), as applicable, and this Agreement shall not terminate.

6.4
Effect of Termination. Immediately upon expiration or any termination of this Agreement, all rights granted to Licensee hereunder shall automatically revert to Licensor, and Licensee (except as specifically permitted in Section 6.5 below) shall cease all use of the Licensed Mark(s). Licensee shall immediately cease the manufacture of all Licensed Products on the effective date of termination or expiration, except that any work-in-process may be completed at Licensee’s option, to fill orders taken prior to the date of termination or expiration.

6.5
Disposal of Stock upon Termination. Upon expiration or any termination of this Agreement, Licensee may, on a non-exclusive basis for a period of 120 days (the “Sell-Off Period”), sell only those units of the Licensed Products which are on hand in Licensee’s inventory, in transit or in process of manufacture on the effective date of termination or expiration, provided that: (i) Licensee does not increase production during the 90-day period immediately preceding the end of the Term in anticipation of the Sell-Off Period, (ii) all such sales shall be duly accounted for and shall be subject to all provisions of this Agreement (including, but not limited to, the furnishing of statements of Royalties and the payment of Royalties to Licensor), (iii) all sales are made in accordance with the provisions of this Agreement, and (iv) no defective or unapproved Licensed Products may be sold; provided further, that in the event of Licensee’s termination of this Agreement pursuant to Section 6.2 or Section 6.3, (x) the Sell-Off Period shall be perpetual or, at Licensee’s election, Licensee shall have the right to sell, and Licensor shall be obligated to purchase, all remaining inventory of Licensed Products and all work in process and unfinished raw materials at Licensee’s cost, and (y) the Royalty payable during the Sell-Off Period shall be equal to 3.5% of Net Sales. Upon expiration of the Sell-Off Period, Licensor shall have the right, for a period of 30 days, to purchase any Licensed Products which are not disposed of in accordance with this Section 6.5 at Licensee’s actual production cost. For the avoidance of doubt, in the event of the expiration of the Term or any termination of this Agreement other than termination by Licensee pursuant to Section 6.2 or Section 6.3, Licensor shall be permitted to enter into a license agreement for Licensed Products with a third party as long as Licensor does not, and causes the counterparty to such license agreement not to, make any public announcements regarding such license until after the end of the Sell-Off Period.

7.	Compliance with Laws.

7.1	Licensee shall comply in all material respects with all applicable federal, state and local laws, rules and regulations in its performance under this Agreement.

7.2	Licensor shall, and shall cause Artist to, comply with all applicable rules and regulations of the Federal Trade Commission pertaining to commercial endorsements and celebrity spokespersons.

7.3	Licensee acknowledges and agrees that there shall not be any use by Licensee or its manufacturers of child, forced, prison, or indentured labor in connection with the production of Licensed Products.

7.4	Licensee covenants and agrees that its and its manufacturers’ practices in connection with the manufacture of Licensed Products shall adhere to industry standards relating to ethical sourcing

8.	Indemnification; Insurance.

8.1
Licensee shall defend, indemnify and hold Licensor, its affiliates and their respective officers, directors, stockholders, employees, agents, representatives, successors and assigns harmless from and against any and all demands, claims, liabilities, suits, proceedings, damages, losses, judgments and settlements and all related costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, arising directly or indirectly from or in connection with (i) the design, development, manufacture, production, labeling, packaging, marketing, distribution, advertising, promotion, sale or use of the Licensed Products (excluding trademark infringement by the Licensed Mark(s)), (ii) any alleged or actual defect in any Licensed Product, (iii) infringement of any third party intellectual property rights by the Licensed Products (other than arising from the Licensed Mark(s)) or any trademark of Licensee’s (iv) any grossly negligent act or omission by Licensee or any sublicensee, manufacturer, distributor, sales agent or subcontractor of Licensee, or (v) any failure to timely pay Licensor all amounts due and payable pursuant to paragraph 7 if the Agreement to which these Terms and Conditions are attached. If any action or proceeding shall be brought or asserted against Licensor in which indemnity from Licensee may be sought under this Section 8, Licensor shall notify Licensee in writing and, at Licensee’s option, Licensee shall promptly assume the defense thereof.  Licensor may, at its own expense, be represented by its own counsel in such action or proceeding; provided, that such representation does not give Licensor any right to control such defense without Licensee’s prior written approval.

8.2
Licensor shall defend, indemnify and hold Licensee, its affiliates and their respective officers, directors, stockholders, employees, agents, representatives, successors and assigns harmless from and against any and all demands, claims, liabilities, suits, proceedings, damages, losses, judgments and settlements and all related costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, arising directly or indirectly from a breach of this Agreement (including, without limitation, Section 3.3) by Licensor. If any action or proceeding shall be brought or asserted against Licensee in which indemnity from Licensor may be sought under this Section 8, Licensee shall notify Licensor in writing and, at Licensor’s option, Licensor shall promptly assume the defense thereof.  Licensee may, at its own expense, be represented by its own counsel in such action or proceeding; provided, that such representation does not give Licensee any right to control such defense without Licensor’s prior written approval.

8.3
Licensee shall, throughout the Term of this Agreement and for at least two (2) years thereafter, obtain and maintain at its own cost and expense from a qualified insurance company a general liability insurance policy including, without limitation, coverage for products liability and personal injury, naming Licensor and Artist as additional named insureds. Such policy shall provide adequate protection with a limit of liability (in addition to costs of defense) of not less than Two Million Dollars ($2,000,000.00) per occurrence and Four Million Dollars ($4,000,000.00) in the aggregate, insuring, without limitation, against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of Licensed Products or any material used in connection therewith or any use thereof. A certificate of insurance evidencing such coverage shall be furnished to Licensor within thirty (30) days of the full execution of this Agreement, which certificate shall stipulate that insurance is not cancelable except on at least 30 days’ prior written notice to Licensor.

9.
Confidentiality. Each party understands and acknowledges that it may have access to information concerning the other party that is confidential or proprietary including, without limitation, information about such party’s business and marketing plans, sales volumes, pricing, customers, manufacturers, licensees, suppliers, and distributors (“Confidential Information”). Each party (the “receiving party”) shall maintain such Confidential Information disclosed by the other party (the “disclosing party”) and the financial terms of this Agreement in strict confidence during the Term and for a period of not less than two (2) years following the expiration or termination of this Agreement. The receiving party shall not disclose to any third party or make any use of the disclosing party’s Confidential Information except as may be necessary to perform its obligations hereunder. The foregoing obligations and restrictions shall not apply to any information that is or becomes public knowledge through no fault or action of the receiving party prior to the disclosing party’s disclosure.

10.
Outside Agencies. Licensor acknowledges and agrees that Licensee may engage and consult with outside agencies or firms in connection with the creation, development, design and manufacture of the Licensee IP.

11.
No Assignment or Sublicensing.  The license granted hereunder is and shall be personal to Licensee. Except for sublicensing the right to manufacture the Licensed Products, which is hereby expressly permitted, Licensee shall not assign this Agreement or any of its rights under this Agreement, by any act of Licensee or by operation of law or otherwise, without the prior written consent of Licensor.

12.	Miscellaneous.

12.1
Relationship of Parties. The parties are independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Neither party shall incur any obligations for or in the name of the other party, or have the authority to bind or obligate the other party.

12.2
Publicity. Except to the extent necessary under applicable laws, Licensee shall not make any public announcement or issue any press release relating to the existence or terms of this Agreement or the business relationship contemplated herein without Licensor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

12.3
Notices. Any notice, request for approval or other communication required or permitted to be made or given to either party under this Agreement shall be deemed sufficient if sent to such party’s address as set forth on the first page of this Agreement, or such other address or fax numbers as may be given from time to time under the terms of this Section 12.3 and shall be deemed given (i) on the date of delivery only if delivered by a commercial overnight courier service, with confirmation of receipt and costs prepaid, (ii) on the date of receipt if sent by facsimile to the fax number for notices set forth on the first page of this Agreement, or (iii) on the earlier of (x) the date of receipt and (y) three (3) days after deposit in the U.S. mails if sent by certified or registered mail, return receipt requested and postage prepaid.

Copies of any notice to Licensee shall be sent to Eisner, Kahan & Gorry, a Professional Corporation, 9601 Wilshire Blvd., Suite 700, Beverly Hills, CA 90210, Attention: Joseph O’Hara, Esq.

Copies of any notice to Licensor shall also be sent to:

*

and

*

and

*

and

*

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.4	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of all successors and permitted assigns of the parties.

12.5	Third Party Beneficiary. This Agreement is not for the benefit of any third party, other than Artist, and shall not be deemed to grant any right or remedy to any third party.

12.6
Amendment and Waiver. Except as otherwise expressly provided herein, no provision of this Agreement may be amended, and the rights under any provision of this Agreement shall not be deemed to be waived, except as set forth in a writing signed by a duly authorized representative of each party.

12.7
No Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not diminish the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be a waiver of the provision itself or any other breach thereof. No failure on the part of either party to exercise any right or remedy hereunder, and no delay on the part of either party hereto in exercising any such right or remedy, shall preclude any other or further exercise thereof or of any other right or remedy.

12.8
Force Majeure. If either party is prevented from carrying out any of its obligations hereunder as a result of any act of God, strike, fire, storm, riot, war (whether declared or not), pandemic, epidemic, embargo, import control, international restriction, shortage of transport facilities, any order of any international or national authority, any court order, any requirement of any regional or municipal or other competent authority, or in any other circumstances whatsoever which are not within the reasonable control of such party, that party shall be deemed to have its obligations to perform hereunder suspended to the extent that and for as long as it is so prevented from so performing by the event of force majeure. To that extent, this Agreement shall be deemed to have been suspended for the period concerned.

12.9
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.10
Governing Law; Legal Actions. This Agreement shall be construed according to the laws of the State of California and the United States of America applicable to contracts entered into and wholly to be performed within California, without regard to the conflict of laws provisions thereof. The parties hereby submit to the jurisdiction of the state and federal courts in the Central District of California and agree that said courts have the sole and exclusive jurisdiction over any and all disputes and causes of action involving such party that arise out of or relate to this Agreement or its performance. Should either party bring legal action to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs in addition to any other relief to which such party is entitled.

12.11
Injunctive Relief. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement that provides for an obligation other than the payment of money would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to seek injunctive relief in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

12.12
Headings; Construction. Headings and captions are for convenience only and are not to be used in the interpretation of the Agreement. Each party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

12.13
Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument. A facsimile signature shall be deemed an original for purposes of evidencing execution of this Agreement.